Exhibit 19 Glacier Bancorp, Inc. Insider Trading Policy 1 Statements of Policy It is the policy of Glacier Bancorp, Inc., that no director, executive officer or other employee of, or consultant to, Glacier Bancorp or its subsidiaries, including Glacier Bank (the “Bank”) (collectively, the “Company”), who is aware of material nonpublic information relating to the Company, may, directly or through family members or other persons, entities or trusts, (a) buy, sell or engage in other transactions in securities of the Company (other than pursuant to a pre-approved written trading plan, as discussed in the Supplement for Covered Persons), or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, executive officer or other employee of, or consultant to, the Company who, while providing services to the Company, learns of material nonpublic information about a company with which the Company has an existing business relationship or a relationship that is under consideration, may engage in transactions in that other company's securities until the information becomes public or is no longer material. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exceptions to the policy. The securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct. 2 Scope This Insider Trading Policy (“Policy”), together with the Supplement for Covered Persons attached as Appendix A (the “Supplement”), is intended to both satisfy the Company’s obligation to take reasonable steps to prevent prohibited transactions, including insider trading, and help Company personnel avoid the severe consequences of violations of the insider trading laws. This Policy, the Supplement, and the forms referred to in this Policy are available on the Company Intranet. 3 Roles & Responsibilities All persons subject to this Policy (including those who are Covered Persons as described below) are required to comply with the Statements of Policy as set forth in Section 1. “Covered Persons” (including directors, executive officers, and certain other designated persons who are notified of their status by the Company) are subject to additional stock trading restrictions, as summarized in the Supplement. The Company is required under federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. All persons subject to this Policy (including those who are Covered Persons) are prohibited from disclosing nonpublic information to anyone outside the Company, including family members, other than in accordance with the established procedures for disseminating such information to the public. The term “nonpublic information” includes information available only to directors, officers, or designated employees of or advisers to the Company and includes facts not publicly disclosed that may be the subject of rumors, even if the rumors are widely circulated. If you are uncertain, check with the

Company’s Chief Executive Officer or Chief Financial Officer prior to taking any action, including discussing any such information publicly or initiating any transaction in Company securities (including buying, selling, or making bona fide gifts of Company securities), while in possession of the information. 4 Disclosure of Non-Public Information 4.1 What Information is “Material”? Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are: • Financial performance, especially quarterly and year-end earnings, results or targets, or significant changes in financial performance or key performance metrics, such as net interest margin, provision for credit losses, liquidity measures or capital; • Company projections and strategic plans; • Potential significant problems in the Bank’s loan portfolio, including nonaccrual or foreclosure situations; • Potential mergers or acquisitions or the sale or acquisition of significant assets; • Public or private equity or debt offerings, stock repurchases or changes in the Company’s dividend policies or amounts; • Actual or threatened major litigation or the resolution of such litigation; • Cybersecurity events; or • A change in senior management. 4.2 When Information is "Public" Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. If you are aware of material nonpublic information, you may not engage in transactions in the Company’s securities until the information has been disclosed broadly to the marketplace (such as through a press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, earnings information should not be considered fully absorbed by the marketplace until after the close of trading on the second full business day after the information is released. If, for example, the Company were to make an announcement on a Thursday, you should not engage in transactions in the Company's securities until Tuesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. 4.3 20/20 Hindsight Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight, particularly in the closely scrutinized corporate environment. The perception of integrity in engaging in transactions in Company securities is also critical, as the reputations of the individual involved and the Company are paramount. 4.4 Transactions by Family Members The Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in

Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they engage in transactions in Company securities). You are responsible for transactions by these other persons and therefore should make them aware of the need to confer with you before they buy or sell the Company's securities. 4.5 Transactions by Entities that You Influence or Control This policy also applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account. 5 Transactions under Company Plans This Policy does not apply in the case of the following transactions under Company plans except as specifically noted; additional restrictions apply to transactions by directors and executive officers. 5.1 Stock Option Exercises The restrictions governed by this Policy do not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or, as determined by the Compensation Committee, to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price or related tax withholding obligations with respect to any option. 5.2 Restricted Stock Units The restrictions governed by this Policy do not apply to the issuance of stock upon vesting and settlement of restricted stock units (“RSUs”) or, as determined by the Compensation Committee, the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy your tax withholding obligations upon the vesting or settlement of any RSUs. The Policy does apply, however, to any market sale of stock after RSUs have vested. 5.3 Dividend Reinvestment Plan The restrictions governed by this Policy do not apply to purchases of Company stock under a dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to a plan or plan account, and to your election to participate in a plan or increase or decrease your level of participation in the plan. This Policy also applies to your sale of any Company stock purchased pursuant to the plan. 6 Additional Restrictions and Other Information 6.1 Trading Restrictions With the goal of preventing insider trading, the Company has adopted the following measures: 1. If uncertain whether or not you possess material nonpublic information, you should not engage in any transactions involving the Company’s securities without first contacting the Company’s Chief Executive Officer or Chief Financial Officer. 2. If uncertain whether or not a proposed transaction would constitute trading upon material nonpublic information, including bona fide gifts, you should not engage in any transactions involving the Company's securities without first contacting the Company’s Chief Executive Officer or Chief Financial Officer. 3. Covered Persons (described in Section 3 above) must restrict their transaction activity in the Company’s securities to generally safe periods, i.e. beginning two full business days after the Company has released its annual or quarterly earnings or disseminated current information such as in a prospectus, current or periodic report filed with the SEC, or press release, and otherwise outside of any trading blackout periods established by the Company and of which Covered Persons are advised. 4. If you are uncertain, check with the Company’s Chief Executive Officer or Chief Financial Officer before initiating any transaction in Company securities to discuss whether or not you could be deemed to possess material nonpublic information or your specific transaction is subject to trading restrictions. 6.2 Understanding Tipping and the Company’s Disclosure Procedures “Tipping” describes the sharing of material nonpublic information with others, or recommending that they buy, sell, hold, or otherwise transact in securities while you are aware of material nonpublic information. Tipping violates the Federal securities laws to the same extent as trading and may subject you to civil and criminal penalties, even though you did not trade, and regardless of whether or not you profited in any way. In order to reduce the chances of tipping inside information, the Company has adopted the following procedures: 1. You should not discuss material nonpublic information regarding the Company and the Bank, or other companies described in Section 1 above (e.g. customers and vendors), with (1) any person inside the Company and its subsidiaries, except on a “need to know” basis, or (2) with any person outside the Company, unless you are specifically authorized to do so by appropriate management. 2. You should not discuss confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing nonpublic information in public places, such as elevators, trains, taxis, airports and airplanes, lavatories, restaurants, and other places where the discussions might be overheard, as well as on Internet forums, such as Facebook. 3. You must be particularly cautious when receiving inquiries from shareholders, securities analysts, representatives of companies in the same business as the Company, and members of the press. All such inquiries should be referred to Company personnel specifically authorized to respond to such inquiries. 4. Any questions concerning these procedures should be referred to the Company’s Chief Executive Officer or Chief Financial Officer. 6.3 Post-Termination Transactions The Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment or service to the Company. If you are in possession of material nonpublic information when your employment or service terminates, you may not engage in transactions in Company securities until that information has become public or is no longer material. 6.4 Prohibition on Hedging Transactions. Transactions that may have the effect of hedging the risk of loss on investments in Company securities are prohibited, as discussed in more detail in the Company’s Anti-Hedging Policy

6.5 Additional Restrictions for Stock Trades by Directors and Executive Officers In addition to the stock trading restrictions and procedures set forth in this Policy, the Company’s directors and executive officers are subject to additional stock trading restrictions, including the requirement to file public reports with the SEC. These additional restrictions and procedures are described in the Supplement. 6.6 Restrictions Relating to Mergers and Acquisitions The Company has been a party to numerous merger and acquisition transactions that may have had a significant financial impact on the Company. The Company may engage in additional acquisitions in the future. You will be advised as appropriate if the Company imposes a trading blackout or implements additional measures to prevent insider trading violations. 6.7 Certifications by Employees, Consultants, and Covered Persons A copy of this Insider Trading Policy will be delivered to and reviewed by each new director, executive officer, employee, or consultant who by the nature of the engagement may have access to material nonpublic information. Certification forms, one for Covered Persons, and another for employees and consultants who are not Covered Persons, must be signed and returned upon each such person’s initial hiring or other engagement by the Company, as well as by February 15 of each calendar year thereafter. Copies of the certification forms are available on the Company Intranet. 6.8 Contact and Company Assistance Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Executive Officer or Chief Financial Officer. Ultimately, however, you are responsible for adhering to this Policy and avoiding unlawful transactions. 6.9 Potential Adverse Consequences A violation of this Policy may result in disciplinary action, potentially up to and including termination of employment. In addition to harming the Company’s reputation, insider trading violations may result in civil penalties in an amount equal to the greater of approximately $2.5 million (adjusted for inflation) and triple any profit gained or loss avoided. Criminal penalties may include fines of up to $5 million, as well as jail terms of up to 20 years.

Appendix A SUPPLEMENT FOR COVERED PERSONS OF GLACIER BANCORP, INC. Transactions Under Company and Pre-arranged Plans As noted in the Insider Trading Policy (the “Policy”) to which this Supplement is attached, many transactions under Company plans are not subject to the restrictions described in the Policy. However, such transactions by directors, executive officers, and other persons who have been specifically designated as being subject to the Company’s pre-clearance procedures (“Covered Persons”), are subject to pre-clearance (see “Pre-Clearance and Trading Blackout Periods” below) and the following additional conditions: Stock Option Exercises. Subject to the Company’s pre-clearance procedures, Covered Persons may exercise Company stock options at any time; however, they will not be allowed to sell stock in order to pay the exercise price (i.e. a “cashless exercise” through a broker) during a period when they are prohibited from trading under the Policy (see “Pre-Clearance and Trading Blackout Periods” below). Restricted Stock Awards. Subject to the Company’s pre-clearance procedures, Covered Persons may elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. Dividend Reinvestment Plan. The Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. The Policy also applies to your sale of any Company stock purchased pursuant to the plan. 10b5-1 Stock Trading Plan. SEC Rule 10b5-1 adopted under the Exchange Act provides a defense from insider trading liability under SEC Rule 10b-5. To be eligible to rely on this defense, a person must enter into a “10b5-1 Plan” for trading in securities. A 10b5-1 Plan is defined as (1) entering into a binding contract to purchase or sell securities, (2) adopting a written plan for trading securities, or (3) instructing another person to purchase or sell securities for the instructing person’s account. Persons who wish to systematically buy or sell Company securities on the public markets are encouraged to buy or sell their securities pursuant to a Rule 10b5-1 Plan through a broker that is knowledgeable regarding the requirements of SEC Rule 10b5-1. Some of those requirements are summarized below. A Covered Person wishing to adopt a Rule 10b5-1 Plan must submit a copy of the proposed plan to the Company’s Chief Financial Officer for pre-approval. A 10b5-1 Plan cannot be adopted if the adopting person possesses material nonpublic information at the proposed time of adoption. An individual may not have more than one overlapping 10b5-1 Plan in effect at any time, and may not enter into more than one single-trade 10b5-1 Plan during any consecutive 12-month period. With respect to any 10b5-1 Plan entered into by a director or executive officer of the Company, no trades under the 10b5-1 Plan can be made until the later of (1) 90 days after the adoption of the 10b5-1 Plan and (2) two business days following disclosure of the Company’s financial results in a 10-Q or 10-K that covers the fiscal quarter in which the 10b5-1 Plan was adopted. Additionally, directors and executive officers must certify in their 10b5-1 Plan that, at the time of the adoption of a new or modified 10b5-1 Plan, the director or executive officer (1) is not aware of any material nonpublic information about the Company or its securities and (2) is adopting the 10b5-1 Plan in good faith. Non-10b5-1 Trading Plan. A “Non-10b5-1 Trading Plan” is a pre-planned trading arrangement that does not satisfy the requirements of a 10b5-1 Plan. To be considered a Non-10b5-1 Trading Plan, the adopting person must assert that, at a time when the person was not aware of material nonpublic information about the Company or its securities, the person adopted a written arrangement for trading securities that: (1) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (2) includes a written formula or similar program for determining the amount of and the price at which the securities are to be purchased or sold; or (3) does not allow the person to exercise any subsequent influence over how, when, or whether to make purchases or sales. Covered Persons are not permitted to enter into a Non-10b5-1 Trading Plan. Disclosure Requirements. The Company is required to provide specified information in its quarterly reports on Form 10-Q and annual reports on Form 10-K about each 10b5-1 Plan adopted by a director or executive officer during the applicable quarter. Forms 4 and 5 include a box to check if a trade being reported was made under a 10b5-1 Plan. As noted above, Covered Persons are not permitted to adopt a Non-10b5-1 Trading Plan. There is no hardship exemption to the insider trading laws, and demonstrating a pattern of trading or an intention to trade at a particular time may not be not enough to overcome the legal prohibition on trading while aware of material nonpublic information, so any Covered Person who anticipates needing to trade in Company securities in the future (e.g., to finance the purchase of a home, pay college tuition, etc.) should consider adopting a 10b5-1 Plan, subject to pre-approval by the Company’s Chief Financial Officer. Prohibited Transactions by Covered Persons The Company considers it inappropriate for Covered Persons to engage in speculative transactions in the Company’s securities or other transactions that might give the appearance of impropriety. Therefore, this policy prohibits the following transactions: 1. Derivative Securities. Trading in any interest or position relating to the future price of Company securities, such as a put, call or short sale. 2. Short Sales. Engaging in short sales of the Company’s securities. In addition, Section 16(c) of the Exchange Act prohibits directors and executive officers from engaging in short sales. 3. Hedging Transactions. Other transactions that may have the effect of hedging the risk of loss on investments in Company securities are covered by the Company’s “Anti-Hedging Policy.” Pre-Clearance and Trading Blackout Periods Mandatory Pre-clearance. Covered Persons, together with their immediate family members, may not engage in any purchase, sale, or other transaction involving the Company's securities (including a cashless option exercise, a disposition by gift, entry into a loan secured by or other pledge of Company securities, and other transactions involving entities or trusts controlled by the Covered Person) without first obtaining pre-clearance of the transaction from the Company. A request for pre-clearance should be submitted to the Company’s Secretary at least two full business days in advance of the proposed transaction. The compliance officer designated to handle these matters will then determine whether the transaction may proceed and, if so, assist in complying with any reporting requirements. A copy of the Pre-Clearance Checklist and Notice to be used to make the request is available on the Company Intranet. Quarterly Blackout Periods. Covered Persons may not engage in transactions in Company stock during the periods beginning 15 days before the end of each quarter and ending after the close of trading on the second full business day after the day the Company releases quarterly or annual, as applicable, financial results to the general public. This trading blackout period serves as a preventative measure and applies every quarter regardless of whether the Control Person or consultant possesses any material nonpublic information during that time. Other Trading Blackouts. Time periods outside of the quarterly trading blackout periods will generally be open for transactions by Covered Persons and consultants, subject to their responsibilities under the Policy and this Supplement. Covered Persons and consultants may never engage in transactions in Company stock during periods in which they possess material nonpublic information. Additional trading blackout periods may be imposed from time to time if, in the judgment of the Company’s Chairman or Chief Executive Officer, there exists undisclosed information that would make transactions by Covered Persons or consultants inappropriate. Post-Termination Transactions. With the exception of the pre-clearance requirement, this Insider Trading Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material non-public information when their service terminates, that individual may not engage in transactions in the Company’s securities until that information has become public or is no longer material. Certification. All persons subject to the procedures set forth in this Supplement must certify their understanding of, and intent to comply with, the Company’s Insider Trading Policy and Procedures and this Supplement. A copy of the certification form for Covered Persons is available on the Company Intranet. Other Section 16 Reporting Matters Power of Attorney. In order to enable the Company to assist directors and executive officers in preparing and filing Forms 4 and 5 on a timely basis (2 business days after the transaction, including the disposition of shares by gift), directors and executive officers are required to execute a power of attorney authorizing the designated officers of the Company to sign and file reports required under Section 16 on behalf of the insider. A form of power of attorney will be provided to the insider for signature as needed.